Consent of Independent Registered Public Accounting Firm

Pathway Energy Infrastructure Fund, Inc.
New York, New York

We hereby consent to the use in this Pre-Effective Amendment No. 7 to Registration Statement No. 333-186877 on Form N-2 of our report dated July 28, 2014, relating to the financial statements of Pathway Energy Infrastructure Fund, Inc. as of June 30, 2014, and for the year then ended, and the statement of changes in net assets for the period from February 19, 2013 (inception) to June 30, 2013, which is contained in the Statement of Additional Information of such Registration Statement.

/s/BDO USA, LLP

BDO USA, LLP
New York, New York

August 26, 2014